Exhibit 99.2

News Release

STREAMLINE HEALTH® PROVIDES INDUCEMENT GRANT TO NEW EVP & COO UNDER NASDAQ RULE 5635(C)(4)

Atlanta, GA — September 15, 2014 — Streamline Health Solutions, Inc. (NASDAQ: STRM), a leading provider of transformational data-driven solutions to help healthcare providers reduce exposure to risk, enhance clinical, financial, and operational performance, and improve patient care, today announced an inducement grant under Nasdaq Rule 5635(c)(4).

As previously announced, David Sides joined Streamline Health as Executive Vice President and Chief Operating Officer. In connection with his employment by Streamline Health, effective September 10, 2014, Mr. Sides was awarded options to purchase an aggregate of 350,000 shares of Streamline Health’s common stock, 100,000 of which are intended to qualify as an inducement grant pursuant to the NASDAQ Listing Rules. The NASDAQ Listing Rules require the distribution of a press release in connection with any inducement grant. This press release is intended to satisfy those requirements.

The options granted to Mr. Sides intended to qualify as inducement grants will vest in five equal annual installments on each of the first through the fifth anniversaries of the grant date, subject to accelerated vesting upon a change of control, a termination of employment by Streamline Health without cause, or termination by Mr. Sides with good reason.  Any unvested portion of the option will be forfeited upon a termination of employment by Mr. Sides without good reason or termination due to death or disability.  The vested and unvested portions of the option will be forfeited upon a termination of employment for cause. The exercise price of the option is $4.565 per share.

About Streamline Health

Streamline Health Solutions, Inc. (NASDAQ: STRM) is a healthcare industry leader in capturing, aggregating, and translating enterprise data into knowledge — actionable insights that reduce exposure to risk, enhance operational performance, and improve patient care. Through our Looking Glass™ Platform we provide clients with meaningful, intelligent SaaS-based solutions from patient engagement to reimbursement. We share a common calling and commitment to advance the quality of life and the quality of healthcare — for society, our industry, our clients, the communities they serve, and the individual patient. For more information, please visit our website at www.streamlinehealth.net.

Company Contact:

Randy Salisbury

SVP, Chief Marketing Officer

(404)-229-4242

randy.salisbury@streamlinehealth.net